Exhibit 99.1

To Our Shareholders,

Our first quarter 2024 revenues of $404,809,000 were the highest in the Company’s history, exceeding the record first quarter in 2023 by $33,475,000, or 9.0%. Our Residential/Commercial (R/C) segment increased by $16,642,000, or 11.4%, driven by a strong performance from our R/C Resource Group, which experienced a 43.2% increase in revenue compared to the first quarter of 2023. Revenue within our Utility segment increased $16,760,000, or 7.5%, compared with the first quarter of 2023. This increase was primarily attributable to a dramatic increase in utility infrastructure work, which benefited our DRG Utility Asset Management team and secured additional contracts in our western operations, and a milder than anticipated winter in Western Canada allowed the Canadian team to deliver a solid first quarter. Thank you to all our employees for your efforts in our record-setting first quarter of 2024.
While the Company experienced strong revenue growth in the first quarter, our profitability was lower than in 2023 due to several factors, some of which were anticipated in our Q1 2024 plan. First quarter income from operations was $234,000 in 2024 compared to $11,507,000 in 2023, a decrease of $11,273,000 from Q1 2023. This variance from last year is attributable to three main things: weather, contractual changes in our western operations that created inefficiencies, and inflationary cost pressures outpacing pricing.
The mild winter created operational challenges in our R/C segment as work took longer to complete than originally planned and also resulted in a significant reduction in storm revenue as compared to last year. The general lack of storm work in the western United States, combined with inefficiencies created by significant contract turnover, resulted in an operating profit variance of millions of dollars between last year and this year’s first quarter in the Surgery Company.
Significant labor challenges remain, forcing our operations to pay more to hire needed qualified staff and turn to higher-cost subcontract labor in some instances. Additionally, while fuel prices have leveled off, inflationary pressures in equipment, herbicides, parts, and interest expense remain high. Despite these cost pressures negatively affecting our first-quarter profitability, we still provided positive income from operations in Q1 for the sixth year in a row. The Company had never achieved first-quarter profitability prior to 2019; however, over the past seven years, we have implemented strategies to increase our business more evenly throughout the year in an effort to retain our workforce, reduce reliance on the second and third quarters, and move into profitability earlier in the year to avoid having to dig out of a big hole. While our first quarter of 2024 income from operations was not as great as the past few years, I am confident by the end of 2024, we will be celebrating another strong year for our company. To do so, we will need to outperform last year for the remainder of the year, which we have incorporated into our 2024 plan, and are very capable of doing.
We ended the first quarter of 2024 with higher debt than in 2023 due to planned strategic investments we are making to ensure that our company is well-positioned for the next phase of growth; however, our cash position, financial ratios, and debt capacity remain strong. Construction continues at our SEED (Science, Employee Education and Development) Campus with buildings being framed and enclosed. Additionally, we remain on track with our upgrade to SAP S4/Hana® and are integrating additional service lines when appropriate. This IT infrastructure upgrade will continue through 2025.
As we make progress on these strategic investments, we continue to evaluate and prioritize our uses of cash and plan accordingly for funding stock redemptions and other investments necessary to operate the business. We acknowledge and have prepared for an increase in debt in 2024 to accomplish our long-term infrastructure initiatives and remain confident that our cash flow and debt capacity can comfortably support this brief uptick in investment.

Overall, the year is off to a solid start as there continues to be robust demand for our services as reflected by the near double-digit increase in top line compared to 2023. We need to make up ground on our bottom line, but we are already seeing the breaks in the weather and productivity improvements that will help us reach our goals for the year. While we continue to experience cost pressures, I am confident in our management team’s ability to mitigate these challenges. I want to thank the field personnel, operating groups, and administrative teams in advance for their efforts in making this happen.
Employee ownership is the foundation of our company’s culture, and throughout 2024 we will continue to celebrate 45 years of being an ESOP. Our management team’s strategic focus remains to maximize our contribution to the successes and lives of our employees, clients, and shareholders while working and living our values. With our commitment to these ideas, unmatched culture, focus on OneDavey, and unwavering commitment to success, I am optimistic that 2024 will be another great year for The Davey Tree Expert Company.
For additional information and news on the Company, please go to:
https://www.davey.com/shareholders

As always, we appreciate your continued support.

Patrick M. Covey
Chairman, President and Chief Executive Officer

	Three Months Ended
	April 30, 2024	April 1, 2023
Operating Statement Data:
Revenues	$404,809	$371,334
Costs and expenses:
Operating	280,779	249,069
Selling	69,976	68,223
General and administrative	38,491	31,437
Depreciation and amortization	16,408	13,994
Gain on sale of assets, net	(1,079)	(2,896)
Income from operations	234	11,507
Interest expense	(4,067)	(3,871)
Interest income	526	399
Other, net	(1,364)	(651)

(Loss) income before taxes	(4,671)	7,384
Income tax (benefit) expense	(2,396)	1,388
Net (loss) income	$(2,275)	$5,996

Net (loss) income per share:
Basic	$(.05)	$.14
Diluted	$(.05)	$.13

Weighted average shares outstanding:
Basic	41,832	43,077
Diluted	41,832	45,122
Dividends per share	$.025	$.020

Balance Sheet Data:	March 30, 2024	Dec 31, 2023
Cash and accounts receivable	$360,235	$371,540
Current:
Assets	483,260	506,680
Liabilities	248,741	276,272
Net working capital	$234,519	$230,408
Long-term debt	$396,119	$367,855
Other long-term liabilities	302,339	295,779
Total equity	334,471	341,154
Total assets	$1,281,670	$1,281,060
Common shares, net outstanding	41,504	41,347

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather- dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2023, and in our subsequent filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.